EXHIBIT 23.2


                       [ALEX SHESHUNOFF & CO. LETTERHEAD]


             CONSENT OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING


We hereby consent to the Incorporation by reference in this Registration Statement on Form S-4 of First Bancorp. Inc ("Registration Statement") of our opinion, dated January 29. 1999 with respect to the corporate reor~anizat1on of First Bancorp. Inc resulting in its election of S Corporation status under the Internal Revenue Code and to the inclusion of such opinion as an annex to the Registration Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


ALEX SHESHLYNOFF & CO
IN VESTMENT BANKING

By.   /s/ Jamey E. Magee
      Jamey E. Magee

AUSTIN. TX
February 9. 1998